EXHIBIT 99.1

Delta continues fleet renewal with 30 additional Airbus A321neos

•	Agreement with Airbus adds 30 state-of-the-art A321neo aircraft to its order book
•	Aligns with Delta’s accelerated fleet renewal and simplification plans and elevates the customer experience as projected demand for travel grows in the years ahead
•	Supports Delta’s carbon neutrality commitment by replacing less fuel-efficient aircraft as part of its Flight to Net Zero.

By Staff Writer

Delta continues to refresh and upgrade its fleet, adding 30 incremental A321neo aircraft to its existing order book with Airbus. This transaction further positions the airline as a leader in the recovery, and beyond, with its cutting-edge, reliable and lower-emissions fleet, while reinforcing Delta’s strategic fleet objectives to boost operational simplification, achieve economies of scale and drive productivity.

“Adding these aircraft strengthens Delta’s commitment to replacing older fleets with more sustainable, fuel-efficient jets, and offers the best customer experience in the industry,” said Mahendra Nair, Delta’s Senior Vice President – Fleet and TechOps Supply Chain. “Delta appreciates the extensive partnership with the Airbus team in support of our strategic growth plans and we look forward to continuing to work together throughout the recovery and in the years ahead.”

The state-of-the-art A321neo is Delta’s most fuel-efficient and economic large gauge narrowbody aircraft and is well suited to complement Delta’s leading domestic network.

Delta is converting purchase rights for the aircraft into firm orders under its existing A321neo purchase agreement with Airbus. It follows a similar transaction in April, when Delta and Airbus converted 25 A321neo purchase rights into firm orders and added 25 incremental A321neo options.

Delta operates 121 of the larger gauge A321ceo family, and with the incremental A321neos announced today, has purchase commitments of 155 firm A321neo, in addition to six remaining A321ceo deliveries. Delta has purchase rights for an additional 70 A321neos. These purchase commitments look ahead to Delta’s future needs, supporting replacement of older, less fuel-efficient narrowbody aircraft. In total, Delta now has 288 aircraft purchase commitments, including both widebody and narrowbody jets.

Delta expects to take delivery of its first A321neo in the first half of 2022, with deliveries of these aircraft continuing through 2027. Many of Delta’s A321neos will be delivered from the Airbus U.S. Manufacturing Facility in Mobile, Alabama. The airline has taken delivery of 87 U.S.-manufactured Airbus aircraft since 2016.

“Our partners at Delta are underscoring the strategic role the A321neo will play as the highly efficient platform for Delta’s renowned customer service and reliability for many years into the future,” said Christian Scherer, Airbus Chief Commercial Officer.

The A321neo is powered by next-generation Pratt & Whitney PW1100G turbofan engines, which achieve 12 percent better fuel efficiency on a per seat basis than the A321ceo aircraft. The engines will be maintained by Delta TechOps technicians at its advanced maintenance, repair and overhaul facilities in Atlanta.

Delta’s A321neos will be equipped with total seating for 194 customers with 20 in First Class, 42 in Delta Comfort+ and 132 in Main Cabin. The new aircraft will be deployed across Delta’s extensive domestic network, complementing Delta’s existing Airbus A321ceo fleet of 121 aircraft.

The A321neos’ comfortable interior will feature thoughtful touches throughout, including new First Class seating design that includes a larger and sturdier tray table, more stowage space for personal items and enhanced memory-foam cushions. All customers will enjoy Delta’s wireless In-Flight Entertainment system created by Delta’s wholly-owned subsidiary, Delta Flight Products, at every seat, spacious overhead bins, and state-of-the-art HEPA cabin air filtration systems as well as access to Wi-Fi and power ports.